Exhibit 99.1

News for Immediate Release

EAGLE MATERIALS NAMES MICHAEL HAACK

PRESIDENT AND COO

(DALLAS – August 13, 2018): Eagle Materials Inc. (NYSE:EXP) announced today that Michael Haack has been named President and Chief Operating Officer of Eagle Materials Inc.

The announcement was made by Dave Powers, Chief Executive Officer, who commented that “Michael has been serving as our COO since 2014 and has distinguished himself across all of our lines of business. This expansion of Michael’s role reflects the company’s significant growth in recent years and the opportunity to build our leadership capacity, as we extend Eagle’s track-record as the benchmark operating performer in the industry.” Michael Haack added “I am excited to take on this expanded responsibility, as we continue to pursue our well-established strategy of value creation and capitalize on the many opportunities we see ahead.”

Prior to joining Eagle, Mr. Haack spent 17 years at Halliburton Energy Services, holding successively important operating positions, culminating with the management of Global Operations for Sperry Drilling, a multi-billion dollar company in the drilling and evaluation division of Halliburton. Mr. Haack holds a Master of Science degree from Texas A&M University and a Bachelor of Science degree from Purdue University, both in Industrial Engineering, and an MBA from Rice University.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates, and Oil and Gas Proppants from more than 75 facilities across the US. Eagle is headquartered in Dallas, Texas.

For additional information, contact at 214/432-2000.

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

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